Exhibit 99.1

ProNAi Reports Interim Data from Wolverine Phase 2 Trial of PNT2258 in DLBCL

- Company provides update on PNT2258 and DNAi platform -

Vancouver, BC – June 6, 2016. ProNAi Therapeutics, Inc. (NASDAQ: DNAI), a drug development company advancing targeted therapeutics for patients with cancer, today announced interim results from the Wolverine Phase 2 trial of PNT2258 for the treatment of relapsed or refractory (r/r) diffuse large B-cell lymphoma (DLBCL). ProNAi will host an Analyst and Investor Event today from 7:00-8:00am CT at the Hyatt Regency McCormick Place in Chicago where management will discuss these results and provide an update on the PNT2258 development program.

“Although we observed modest efficacy from PNT2258 in this interim analysis of Wolverine, we do not view these results as robust enough to justify continued development of the drug in DLBCL. We have decided to suspend development of PNT2258 pending further review of these data in order to determine next steps for both this asset and the DNAi platform,” said Dr. Nick Glover, President and CEO of ProNAi. “We continue to maintain a strong balance sheet and will focus our resources and activities on advancing our newly licensed Cdc7 inhibitor, PNT141, as well as on securing additional assets to build a broad and diverse pipeline of oncology drugs under our development.”

Wolverine is a multicenter Phase 2 study designed to evaluate the safety and efficacy of PNT2258 monotherapy in 61 response evaluable r/r DLBCL subjects and to explore the correlation between various baseline patient characteristics, including biomarkers, and response rate.

Interim safety and efficacy data as of April 25, 2016 are reported for the first 37 subjects enrolled. PNT2258 showed single-agent activity in r/r DLBCL subjects with a response rate of 8.1% overall (n = 37) and 15.8% in the response evaluable subgroup (n = 19), defined as subjects meeting the amended eligibility criteria of a performance status (PS) of 0-1, exposure to 1-3 prior systemic regimens and having received at least eight doses of PNT2258 within 35 days of starting therapy. No responses were observed in the 10 subjects with a PS of 2 and/or > 4 prior lines of therapy enrolled prior to the amendment, nor to date in the eight additional subjects enrolled subsequent to the data cutoff date for this interim analysis.

PNT2258 is also being evaluated in patients with Richter’s Transformation in the Brighton study, a multi-center, single-arm Phase 2 trial. To date, five subjects have been enrolled in this study, of which four have discontinued. The other subject has completed two cycles of treatment. No responses have been observed to date.

“We designed and conducted a robust, well-executed set of experiments, both clinical and preclinical, in order to further our understanding of the PNT2258 asset and the underlying DNAi technology. Unfortunately, advanced DLBCL and Richter’s Transformation are challenging diseases to treat, and PNT2258 did not markedly improve outcomes in these indications,” said Dr. Barbara Klencke, Chief Development Officer of ProNAi. “On the basis of these interim assessments, we have decided to close the Wolverine and Brighton studies to further enrollment of new subjects. On behalf of ProNAi, we would like to thank the patients and their families, investigators and staff involved in these studies for their participation and support.”

PNT2258 Development

PNT2258 is a clinical-stage drug candidate based on a new therapeutic approach known as DNA interference (DNAi®). The DNAi oligonucleotides contained within PNT2258 are designed to target and hybridize with a complementary strand of genomic DNA associated with the BCL2 oncogene.

PNT2258 was evaluated in two studies prior to the Wolverine Phase 2 trial:

•	In a Phase 1 study (PNT2258-01 study [NCT01191775]) in 22 subjects with advanced solid tumors, PNT2258 was well tolerated at doses from 1 through 150 mg/m2. A Phase 2 dose and schedule was identified from this study.

•	A pilot, signal seeking study (PNT2258-02 study [NCT01733238]) conducted at three sites enrolled 13 subjects with r/r B-cell non-Hodgkin’s lymphoma (NHL). Significant, durable responses were observed in the four subjects with DLBCL, along with other noteworthy complete responses (CR) or partial responses (PR) and durable stable disease (SD) in follicular lymphoma subjects. Six subjects were progression free at 12 months and progression free survival extended to two years and beyond in four of these six subjects. The majority of the AEs were Grade 1 or 2 in severity and no Grade 5 AEs were observed. Five of the six subjects who were progression free at 12 months with PNT2258 were relapsed (not refractory) at study entry and had responded with their last prior therapy with a median time-to-treatment failure of 48 months, range 23.7-87.6 months. All four responding DLBCL subjects had received 1 or 2 prior therapies.

Wolverine Phase 2 DLBCL Study Interim Results

The Wolverine Phase 2 trial (PNT2258-03-DLBCL [NCT02226965]) is a multicenter, single-arm, open-label study of PNT2258 at a dose of 120 mg/m2 administered as a 4-hour IV infusion on days 1-5 of a 21-day cycle in adults with r/r FDG-PET positive, measureable DLBCL. Other inclusion criteria included: ECOG PS < 2, adequate bone marrow, renal and hepatic function, and exposure to CD20-targeted therapy, an alkylating agent, and a steroid. Following a protocol amendment, enrollment was limited to patients with PS of 0-1 who had been exposed to 1-3 prior systemic regimens.

The primary objective of the study is to assess overall response rate defined as the proportion of subjects with CR/complete metabolic response (CMR) or PR/partial metabolic response (PMR) according to the revised 2014 International Working Group criteria for lymphoma (Lugano Classification) in approximately 61 response evaluable subjects. Subjects are imaged with FDG-PET/CT at Baseline and after 3, 5, and 8 cycles.

A key study objective is to evaluate biomarker data, including BCL2, MYC, and cell of origin (COO), in order to identify correlations and possible predictors of outcome to treatment with PNT2258. Tumor samples are centrally assessed by IHC for protein expression, FISH for chromosomal rearrangement, and by Lymph2Cx gene expression array for COO.

PNT2258 demonstrated single agent activity in Wolverine, with a response rate of 8.1% overall (n = 37) and 15.8% in the response evaluable subgroup (n = 19); all responses were evaluated as PMR. The disease control rate (disease control rate defined as CMR plus PMR plus no metabolic response) was 18.9% overall and 36.8% in the response evaluable subgroup. Of the 37 subjects, the median progression free survival was 1.9 months.

Overall, the safety profile of PNT2258 appears acceptable in subjects with PS 0-1 and < 3 prior lines of therapy. The median treatment duration was 47 days in these subjects compared with 15.5 days in those with PS of 2 and/or > 4 prior lines of therapy. Serious adverse events (SAE) and Grade 5 adverse events (AE) rates, respectively, were 37% and 11% in the 27 subjects with PS 0-1 and < 3 prior lines of therapy, and 60% and 50% in the 10 subjects with PS 2 and/or > 4 prior lines of therapy.

A full report of this interim analysis, including biomarker data, will be presented at an upcoming medical conference

Brighton Phase 2 Richter’s Transformation Study Update

The Brighton Phase 2 trial (PNT2258-04 Richter’s Transformation [NCT02378038]) is a multicenter, single-arm, open-label study of PNT2258 at a dose of 120 mg/m2 administered as a 4-hour IV infusion on days 1-5 of a 21-day cycle in adults with Richter’s Transformation. To date, five subjects have been enrolled of which four have discontinued. One other subject remains on therapy and has completed two cycles of treatment. No responses have been observed to date.

DNAi Platform Development

ProNAi will also be halting all further investment in the DNAi platform.

Analyst & Investor Event

ProNAi will host an Analyst and Investor Event today, Monday, June 6, 2016 from 7:00 - 8:00am CT where the company will present an update on the PNT2258 development program, including interim results from the Wolverine Phase 2 trial. Presenters will include: Dr. Nick Glover, President and Chief Executive Officer, Dr. Barbara Klencke, Chief Development Officer, Dr. Angie You, Chief Business & Strategy Officer and Head of Commercial, and Dr. Christian Hassig, Senior Vice President, Research. The event will take place in the Hyde Park A/CC11A event room at the Hyatt Regency McCormick Place located at 2233 S. Dr. Martin Luther King Jr. Dr., Chicago, Illinois. This event will be webcast live and will be accessible through the company’s website at www.pronai.com. An archived replay of the webcast will also be available.

ASCO 2016 Poster Presentation

Title: A phase 2 study of PNT2258 in patients with relapsed or refractory (r/r) diffuse large B-cell lymphoma (DLBCL): An initial report from the Wolverine study

Trials in Progress Abstract: #TPS7577

Poster: #130b

Poster Session: Hematologic Malignancies – Lymphoma and Chronic Lymphocytic Leukemia

Date and Time: Monday, June 6, 2016, 8:00 – 11:30am CT

Location: McCormick Place, Event room: Hall A, 2301 S King Dr, Chicago, Illinois

Track: Hematologic Malignancies – Lymphoma and Chronic Lymphocytic Leukemia

Presenter: Jason R. Westin, MD, MS, Department of Lymphoma/Myeloma, The University of Texas MD Anderson Cancer Center

The poster will be available on June 6, 2016 on the company’s website at www.pronai.com

About ProNAi Therapeutics

ProNAi Therapeutics is a drug development company advancing targeted therapeutics for patients with cancer. ProNAi is developing PNT141, a potent, selective and orally bioavailable small molecule inhibitor of Cdc7. This kinase is a key regulator of both DNA replication and DNA damage response, making it a compelling emerging target for the potential treatment of a broad range of tumor types. For more information, please visit www.pronai.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding ProNAi’s anticipated clinical development and potential business development strategies. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that ProNAi may be unable to successfully develop and commercialize product candidates, ProNAi may be unable to acquire additional assets to build a pipeline of additional product candidates, PNT141 is at an early stage of development and may not advance to clinical development, demonstrate safety and efficacy or otherwise produce positive results, ProNAi may experience delays in the preclinical and anticipated clinical development of PNT141, ProNAi’s third-party manufacturers may cause its supply of materials to become limited or interrupted or fail to be of satisfactory quantity or quality, ProNAi’s cash resources may be insufficient to fund its current operating plans and it may be unable to raise additional capital when needed, ProNAi may be unable to obtain and enforce intellectual property protection for its technologies and product candidates and the other factors described under the heading “Risk Factors” set forth in ProNAi’s filings with the Securities and Exchange Commission from time to time. ProNAi undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Contact:

James Smith

Vice President, Corporate Affairs

ProNAi Therapeutics

604.558.6545

jsmith@pronai.com